UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ___________
                                    FORM 8-K
                                   ___________



                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (date of earliest event reported): May 23, 2002




                   INTERCHANGE FINANCIAL SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)



         New Jersey                      1-10518                 22-2553159
________________________________  ________________________   ________________
(State or other jurisdiction of)  (Commission File Number)   (I.R.S. Employer
incorporation or organization)                               Identification No.)


Park 80 West/Plaza Two, Saddle Brook, N.J.                        07663
__________________________________________                   ________________
Address of principal executive offices)                        (Zip Code)



        Registrant's telephone number, including area code: (201) 703-2265

--------------------------------------------------------------------------------

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Item 5.  Other Events

     On May 23, 2002, the registrant issued the following press release declaring a quarterly cash dividend and a 3 for 2 stock split.

                   INTERCHANGE FINANCIAL SERVICES CORPORATION
                          DECLARES 3 FOR 2 STOCK SPLIT


     Saddle Brook, N. J. (May 23, 2002) - On May 23, 2002, Interchange Financial Services Corporation, the holding company for Interchange Bank, declared a 3 for 2 stock split along with its regular dividend of $0.15 per common share, payable on July 12, 2002 to holders of record as of June 17, 2002.

     Additionally, Mr. Abbate, President and CEO of the Corporation, stated that the stock split was important to creating additional liquidity for shareholders and potential investors in the company. As investors recognize the value of Interchange, it is critical that the amount of float be adequate to enable an interested investor to acquire the company's stock.

     On July 17, 2002 shareholders will receive the regular quarterly dividend of $0.15 per share for those shares held by them as of the record date of June 17, 2002. Going forward, the dividend, adjusted for the stock split, will be $0.10 per quarter.

     Interchange Financial Services Corporation is a one-bank holding company whose principal subsidiary is Interchange Bank, a full-service commercial bank in Saddle Brook, New Jersey with 18 offices throughout Bergen County. Total assets as of March 31, 2002 were $863 million. On April 17, 2002 the company reported a 25% increase in earnings per diluted common share and an increase in net income of 26.1% for the three months ended March 31, 2002. Additional information about Interchange Bank can be found on the Bank's web site at www.interchangebank.com. Interchange Financial Services Corporation is traded on the NASDAQ National Market under the symbol IFCJ

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2002              Interchange Financial Services Corporation


                                By:      /s/ Anthony Labozzetta
                                        ----------------------------------------
                                        Anthony Labozzetta
                                        Executive Vice President & CFO